Exhibit 23.3

Consent of Independent Registered Pubilc Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-159063, 333-124489, 333-59634, 333-50901, 333-42545, 333-14419 and 33-53353 and Form S-3 No. 33-53369) pertaining to various stock option plans, employee savings plans, employee stock ownership plans, and stock grants of Rogers Corporation of our reports dated February 19, 2010, with respect to the consolidated financial statements and schedule of Rogers Corporation and the effectiveness of internal control over financial reporting of Rogers Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Providence, Rhode Island
February 19, 2010